Exhibit 10.1
AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this 20th day of January, 2015, by and between Robert Garrett, Jr. (“Executive”) with an address at 40 East 89th. St., Apt. 15C, New York, NY, 10128 and Forward Industries, Inc., its parents, subsidiaries and affiliates (the “Company”) with an address at 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401.

1.   Executive has resigned from his employment and all positions with the Company effective January 15, 2015 (“Termination Date”).  As of that date, all Executive’s duties, responsibilities, office and title have ceased.  Executive agrees to execute such documents and take such actions as may be necessary or desirable to further effectuate the foregoing.  Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated as of March 1, 2012 (the “Employment Agreement”).

2.   (a)   Executive shall be paid the Accrued Obligations, which, for purposes of clarity, shall include amounts owed to Executive as of the Termination Date relating to his car allowance pursuant to Section 2(e) of the Employment Agreement.  Such Accrued Obligations shall be paid to Executive no later than February 13, 2015.  For purposes of calculating such Accrued Obligations, it is agreed that Executive has ten (10) days of accrued but unused vacation time.

(b)   Provided that Executive returns an executed copy of this Agreement (but not necessarily the ADEA Release Signature Block) to the Company by 5:00 p.m. New York time on Tuesday, January 20, 2015, the Company shall pay to Executive six (6) months of Executive’s Base Salary (at monthly rate of $25,000.00) and six (6) months of Executive’s car allowance pursuant to Section 2(e) of the Employment Agreement (at a monthly rate of $770.00), each to be paid in accordance with the Company’s standard payroll procedures, less applicable withholdings and deductions.

(c)   Provided that Executive has executed this Agreement in accordance with Section 2(b) and the ADEA Release Effective Date (as defined below) occurs, the Company shall:

(i)   pay, for a period of twelve (12) months following the Termination Date, Executive’s health insurance, including but not limited to the Company’s medical and dental plans for the Executive and his family,

(ii)   to the extent unvested at the Termination Date, provide for immediate and full vesting of the Options,

(iii)   reduce the duration of the non-competition provision in Section 10(a) of the Employment Agreement to three (3) months,

(iv)   pay to Executive a cash lump sum amount of $7, 852.44 in lieu of Executive’s shares of restricted stock of the Company that would otherwise vest on November 8, 2015, with such payment to be made within fifteen (15) business days of the ADEA Release Effective Date, and

(v)   allow Executive to keep his Company-issued computer and cell phone, provided that (A) Executive first promptly delivers such computer and cell phone to a forensic computer technician designated by the Company (the “Technician”), as modified below, so that the Company can, at its expense, cause the Technician to image all information contained on such devices (with the Technician retaining a copy of the image and all information) and permanently remove any Company-related information from such devices (with the Company being provided a copy of such Company-related information) but return the devices with Executive’s personal information, (B) Executive cooperates with the Company and/or the Technician relating to the matters set forth in this Section 2(c)(v), and (C) Executive shall be responsible for all charges incurred with maintaining such devices from and after the Termination Date.  The Company shall instruct the Technician to complete the process of imaging and deleting the Company-related information from such devices so that they can be returned to Executive within five (5) business days or less of receipt by the Technician provided that the Company shall instruct the Technician to complete the process for Executive’s cell phone first and return it to him as soon as reasonably practicable and no later than five (5) business days following receipt by Technician.  Executive shall be permitted to de-sync his Gmail account from his cell phone and computer and delete any emails from his Gmail account on his phone and computer before delivering them to the Technician provided that Executive shall provide copies of any emails from his Gmail account that relate to the Company, or its current or former board members, officers, directors or employees within ten (10) business days of executing this Agreement. Executive shall be permitted to delete any documents from his computer prior to delivering it to the Technician provided that Executive represents to the Company that the documents he has deleted were un-related to the Company, or its former or current board members, officers, directors or employees.

3.   Executive agrees and acknowledges that the payments and/or benefits provided in Section 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement.

4.   Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of the ADEA Release (as defined below) and to execute the ADEA Release Signature Block.  Executive may accept the ADEA Release and execute the ADEA Release Signature Block at any time within the twenty-one (21) day period by executing it before a notary and returning it to the Board at 477 Rosemary Ave., Suite 219, West Palm Beach, FL 33401, no later than 5:00 p.m. New York time on the twenty-first (21st) day after Executive’s receipt of this Agreement.  Thereafter, Executive will have seven (7) days to revoke the ADEA Release by stating his desire to do so in writing to the Board at the address listed above, and delivering it to the Board no later than 5:00 p.m. New York time on the seventh (7th) day following the date Executive signs the ADEA Release Signature Block.  The effective date of the ADEA Release shall be the eighth (8th) day following Executive’s signing of the ADEA Release Signature Block (the “ADEA Release Effective Date”), provided the Executive does not revoke the ADEA Release during the revocation period specified in this Section.  In the event Executive does not execute this Agreement in accordance with Section 2(b), Executive shall not receive the payments provided therein.  In the event Executive does not execute the ADEA Release Signature Block in accordance with Section 2(c) and this Section 4, or in the event Executive revokes the ADEA Release during the revocation period specified in this Section 4 Executive shall not receive the payments or benefits provided in Section 2(c) but the remaining terms of this Agreement shall remain in full force and effect.

5.   (a)   In consideration of the payment and/or benefits referred to in Section 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, managers, members, partners, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter (collectively, “Claims”) from the beginning of the world up to and including the date the Executive signs this Agreement, except for the obligations of the Company under this Agreement.

(b)   Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all Claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the California Fair Employment Practices and Housing Act; (v) New York State and City Human Rights Laws; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)   As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local or federal law, statute, rule, order or regulation that Executive had or may have with respect to any of the Releasees.  California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code.  Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d)   Notwithstanding the foregoing, nothing in Section 5(a), (b), or (c) of this Agreement shall release any Claims Executive may have pursuant to the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, each as amended (collectively, the “ADEA”).  Rather, any release of ADEA Claims by Executive (the “ADEA Release”) shall be governed solely by this Section 5(d), and the other provisions of this Agreement, including Section 4.   As a further consideration and inducement for this Agreement, Executive for himself and the Releasors, forever releases and discharges the Company and any and all Releasees from any and all Claims related to age discrimination or under the ADEA from the beginning of the world up to and including the date the Executive signs the ADEA Release Signature Block.

(e)   Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law.  Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) (b), (c) and (d), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6.   (a)   Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or any Releasee’s reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or any of the Releasees.

(b)   Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices and other items in his possession or control belonging to the Company or containing proprietary information relating to the Company, except as modified in Section 2(C)(v) herein.

(c)   Executive acknowledges that the terms of Section 8, Confidentiality Agreement, Section 9, Assignment of Intellectual Property, and Section 10, Non-Competition; Non-Solicitation of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms as modified by this Agreement.

7.   (a)   Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.  Pursuant to Section 21 of the Employment Agreement, the Company will indemnify Executive under the Company’s directors’ and officers’ liability insurance policy for claims arising out of Executive’s acts during the Term.

(b)   Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Board, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, provided that nothing herein shall prevent Executive from complying with the requirements of the law.

8.   Prior to public announcement, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Board, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement.  Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9.   The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10.   The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.   Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12.   This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.   If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Sections 5 and/or 6 above is illegal, void or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable.  Finally, any breach of the terms of Sections 5, 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14.   This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the State of New York.

15.   This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16.   This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

AGREEMENT TO ALL PROVISIONS EXCEPT THE ADEA RELEASE:

Dated: 1/20/15	/s/ Robert Garrett, Jr.
Robert Garrett, Jr.

AGREEMENT TO THE ADEA RELEASE (“ADEA RELEASE SIGNATURE BLOCK”):

Dated: 1/20/15	/s/ Robert Garrett, Jr.
Robert Garrett, Jr.

FORWARD INDUSTRIES, INC.

By:	/s/ Michael Luetkemeyer	Date: 1/21/15
Name: Michael Luetkemeyer
Title: Member of Board of Directors